Exhibit 99.2
Business and Properties
General
Detroit Edison is a Michigan corporation organized in 1903 and is a wholly owned subsidiary of DTE Energy. Detroit Edison is a public utility subject to regulation by the MPSC and FERC and is engaged in the generation, purchase, distribution and sale of electric energy to 2.1 million customers in a 7,600 square mile area in southeastern Michigan.
In January 2003, we sold the steam heating business of Detroit Edison to Thermal Ventures II, LP.
References in this report to “we,” “us” and “our” are to Detroit Edison.
Our plants are regulated by numerous federal and state governmental agencies, including the MPSC, the FERC, the NRC, the EPA and the MDEQ. Electricity is generated from Detroit Edison’s numerous fossil plants, its hydroelectric pumped storage plant and its nuclear plant, and is purchased from electricity generators, suppliers and wholesalers. The electricity we produce and purchase is sold to four major classes of customers: residential, commercial, industrial and wholesale, principally throughout Michigan, the Midwest and Ontario, Canada.
Weather, economic factors and electricity prices affect our sales and revenues. Our peak load and highest total system sales generally occur during the third quarter of the year, driven by air conditioning and other cooling-related demands. Our sales are made to a diverse base of customers in both type and number; sales levels are not dependent upon a limited number of customers or on any small market segment. The loss of any one or a few customers is not reasonably likely to have a material adverse effect on our business. Customers who elect to purchase their electricity from alternative energy suppliers by participating in the electric Customer Choice program pay a lower distribution rate than full service customers, and have an unfavorable effect on our revenues. Detroit Edison filed a rate restructuring proposal in February 2005 to eliminate this intra class rate subsidy (Note 4).
Our power is generated from a variety of fuels and is supplemented with market purchases. The following table details our energy supply mix and average cost per unit:

(in Thousands of MWh)	2004		2003		2002
Power Generated and Purchased
Power Plant Generation
Fossil	39,432	75%	38,052	72%	39,017	67%
Nuclear (Fermi 2)	8,440	16	8,114	16	9,301	16

	47,872	91	46,166	88	48,318	83
Purchased Power	4,650	9	6,354	12	9,807	17

System Output	52,522	100%	52,520	100%	58,125	100%

Average Unit Cost ($/MWh)

Generation (1)	$12.98		$12.89		$12.53

Purchased Power (2)	$37.06		$41.73		$39.16

Overall Average Unit Cost	$15.11		$16.38		$17.02

(1)	Represents fuel costs associated with power plants.

(2)	Includes amounts associated with hedging activities.

We expect an adequate supply of fuel and purchased power to meet our obligation to serve customers. The effect of lost sales due to the electric Customer Choice program has reduced our need for purchased power and increased our ability to sell power in the wholesale market. We have short and long-term supply contracts for expected fuel and purchased power requirements as detailed in the following table:

	2005
Expected Supply	Contracted	Open
Coal	84%	16%
Natural Gas	26%	74%
Oil	20%	80%
Purchased Power	75%	25%
Our generating capability is heavily dependent upon the availability of coal. Coal is purchased from various sources in different geographic areas under agreements that vary in both pricing and terms. Detroit Edison expects to obtain the majority of its coal requirements through long-term contracts with the balance to be obtained through short-term agreements and spot purchases. Detroit Edison has contracts with five coal suppliers and several over-the-counter brokers for a total purchase of up to 35 million tons of low-sulfur western coal to be delivered through 2008. Detroit Edison also has contracts with four suppliers for the purchase of approximately 6 million tons of Appalachian coal to be delivered through 2006. These existing long-term coal contracts either have fixed prices or include provisions for price escalation as well as de-escalation. Given the geographic diversity of supply, Detroit Edison believes it can meet the expected generation requirements. We own and lease a fleet of rail cars and have long-term transportation contracts with companies to provide rail and vessel services for delivery of purchased coal to our generating facilities.
We purchase power from other electricity generators, suppliers and wholesalers. These purchases supplement our generation capability to meet customer demand during peak cycles. For example, when high temperatures occur during the summer, we require additional electricity to meet demand. This access to additional power is an efficient and economical way to meet our obligation to customers without increasing capital expenditures to build additional power facilities.

(in thousands of MWh)	2004	2003	2002
Electric Deliveries
Residential	15,081	15,074	15,958
Commercial	13,425	15,942	18,395
Industrial	11,472	12,254	13,590
Wholesale	2,197	2,241	2,249
Other	401	402	403

	42,576	45,913	50,595
Electric Choice	9,245	6,193	2,967
Electric Choice – Self Generators*	595	1,088	543

Total Electric Deliveries	52,416	53,194	54,105

*	Represents deliveries for self generators who have purchased power from alternative energy suppliers to supplement their power requirements.
Regulation
Detroit Edison’s business is subject to the regulatory jurisdiction of various agencies, including the MPSC, the FERC and the NRC. The MPSC issues orders pertaining to rates, recovery of certain costs, including the costs of generating facilities and regulatory assets, conditions of service, accounting and operating-related matters. Detroit Edison’s MPSC-approved rates charged to customers have historically been designed to allow for the recovery of costs, plus an authorized rate of return on our investments. The FERC regulates Detroit Edison with respect to financing authorization and wholesale electric activities. The NRC has regulatory jurisdiction over all phases of the operation, construction, licensing and decommissioning of Detroit Edison’s Fermi 2 nuclear plant.
Since 1996 there have been several important acts, orders, court rulings and legislative actions in the State of Michigan that affect our operations. In 1996, the MPSC began an initiative designed to give all of Michigan’s electric customers access to electricity supplied by other generators and marketers. In 1998, the MPSC authorized the electric Customer Choice program that allowed for a limited number of customers to purchase electricity from suppliers other than their local utility. The local utility would continue to transport the electric supply to the customers’ facilities, thereby retaining distribution margins. The electric Customer Choice program was phased in over a three-year period, with all customers having the option to choose their electric supplier by January 2002.
In 2000, the Michigan Legislature enacted legislation that reduced electric rates by 5% and reaffirmed January 2002 as the date for full implementation of the electric Customer Choice program. This legislation also contained provisions freezing rates through 2003 and preventing rate increases for small business customers through 2004 and for residential customers through 2005. The legislation and an MPSC order issued in 2001 established a methodology to enable Detroit Edison to recover stranded costs related to its generation operations that may not otherwise be recoverable due to electric Customer Choice related lost sales and margins. The legislation also provides for the recovery of the costs associated with the implementation of the electric Customer Choice program. The MPSC has determined that these costs will be treated as regulatory assets. Additionally, the legislation provides for recovery of costs incurred as a result of changes in taxes, laws and other governmental actions including the Clean Air Act.
In January 2004, the MPSC issued an order adopting rules governing service quality and reliability standards for electric distribution systems. The reliability standards establish performance levels for service restoration, wire-down relief requests, customer call answer time, customer complaint response, meter reading and new service installations. The order also establishes penalties for delays in service restoration during normal conditions, catastrophic storms and repetitive outages. Detroit Edison is required to file an annual report providing information regarding performance against the measures provided and any penalties incurred.
In 2004, the MPSC issued interim and final rate orders that authorized electric rate increases totaling $374 million, and eliminated transition credits and implemented transition charges for electric Customer Choice customers. The increases were applicable to all customers not subject to a rate cap. The interim order affirmed the resumption of the Power Supply Cost Recovery (PSCR) mechanism for both capped and uncapped customers, which reduced PSCR revenues. The MPSC also authorized the recovery of approximately $385 million in regulatory assets, including stranded costs. The final order addressed numerous issues relating to regulatory assets, including the actual amounts recoverable and the recovery mechanism.
See Note 4 – Regulatory Matters for additional information regarding the 2004 rate orders and our regulatory environment.
Properties
Detroit Edison owns generating properties and facilities that are primarily located in the State of Michigan. Substantially all the net utility properties of Detroit Edison are subject to the lien of its mortgage. Generating plants owned and in service as of December 31, 2004 are as follows:

	Location by	Summer Net
	Michigan	Rated Capability (1) (2)
Plant Name	County	(MW)	(%)	Year in Service
Fossil-fueled Steam-Electric
Belle River (3)	St. Clair	1,026	9.3%	1984 and 1985
Conners Creek	Wayne	215	1.9	1951
Greenwood	St. Clair	785	7.1	1979
Harbor Beach	Huron	103	0.9	1968
Marysville	St. Clair	84	0.7	1943 and 1947
Monroe (4)	Monroe	3,080	27.8	1971, 1973 and 1974
River Rouge	Wayne	510	4.6	1957 and 1958
St. Clair	St. Clair	1,415	12.8	1953, 1954, 1959, 1961 and 1969
Trenton Channel	Wayne	730	6.6	1949 and 1968

		7,948	71.7
Oil or Gas-fueled Peaking Units	Various	1,102	10.0	1966-1971, 1981 and 1999
Nuclear-fueled Steam-Electric Fermi 2 (5)	Monroe	1,111	10.0	1988
Hydroelectric Pumped Storage Ludington (6)	Mason	917	8.3	1973

		11,078	100.0%

(1)	Summer net rated capabilities of generating units in service are based on periodic load tests and are changed depending on operating experience, the physical condition of units, environmental control limitations and customer requirements for steam, which otherwise would be used for electric generation.

(2)	Excludes one oil-fueled unit, St. Clair Unit No. 5 (250 MW), in cold standby status.

(3)	The Belle River capability represents Detroit Edison’s entitlement to 81.39% of the capacity and energy of the plant. See Note 6 – Jointly Owned Utility Plant.

(4)	The Monroe Power Plant provided 35% of Detroit Edison’s total 2004 power plant generation.

(5)	Fermi 2 has a design electrical rating (net) of 1,150 MW.

(6)	Represents Detroit Edison’s 49% interest in Ludington with a total capability of 1,872 MW. See Note 6.
Detroit Edison owns and operates 667 distribution substations with a capacity of approximately 31,381,500 kilovolt-amperes (kVA) and approximately 415,000 line transformers with a capacity of approximately 24,792,000 kVA. Substantially all of the net utility properties of Detroit Edison are subject to the lien of its mortgage. Circuit miles of distribution lines owned and in service as of December 31, 2004 are as follows:

Electric Distribution	Circuit Miles
Operating Voltage-Kilovolts (kV)	Overhead	Underground
4.8 kV to 13.2 kV	28,060	12,929
24 kV	101	690
40 kV	2,322	326
120 kV	70	13

	30,553	13,958

There are numerous interconnections that allow the interchange of electricity between Detroit Edison and electricity providers external to our service area. These interconnections are generally owned and operated by ITC and connect to neighboring energy companies.

Strategy and Competition
We strive to be the preferred electricity supplier in southeast Michigan. Our strategy focuses on improving reliability, restoration time and the quality of customer service and lowering operating costs by improving operating efficiencies. We believe that we can accomplish our goal by working with our customers, communities and regulatory agencies to be a reliable low cost supplier of electricity. To control expenses, we optimize our fuel blends thereby taking maximum advantage of low cost, environmentally friendly low-sulfur western coals. To ensure generation reliability, we will continue to make investments in our generating plants that will improve both plant availability and operating efficiencies. We also are targeting capital investments in areas that have the greatest impact on reliability improvements with the goal of managing distribution rates charged to utility customers. Revenues from year to year will vary due to weather conditions, economic factors, regulatory events and other risk factors as discussed in the “RISK FACTORS” section that follows.
Effective January 2002, the electric Customer Choice program expanded in Michigan whereby all of the Company’s electric customers can choose to purchase their electricity from alternative suppliers of generation services. Detroit Edison lost 18% of retail sales in 2004, 12% in 2003 and 5% of such sales in 2002 as a result of customers choosing to purchase power from alternative suppliers. Customers participating in the electric Customer Choice program consist primarily of industrial and commercial customers whose MPSC-authorized full service rates exceed the cost of service. We will continue to utilize the wholesale market to sell the generation made available by the electric Customer Choice program, in order to lower costs for full service customers.
Detroit Edison acquires transmission services from International Transmission Company (ITC), a wholly owned subsidiary of DTE Energy until February 2003. By FERC order, rates charged by ITC to Detroit Edison were frozen through December 2004. Thereafter, rates became subject to normal FERC regulation. With the MPSC’s November 2004 final rate order, transmission costs are recoverable through Detroit Edison’s PSCR mechanism.
Competition in the regulated electric distribution business is primarily from the on-site generation of industrial customers and from distributed generation applications by industrial and commercial customers. We do not expect significant competition for distribution to any group of customers in the near term.
Energy Assistance Programs
Energy assistance programs, funded by the federal government and the State of Michigan, remain critical to Detroit Edison’s ability to control its uncollectible accounts receivable and collections expenses.
Detroit Edison’s uncollectible accounts receivable expense is directly affected by the level of government funded assistance its qualifying customers receive. We are working with the State of Michigan and others to increase the share of funding allocated to our customers to be representative of the number of low-income individuals in our service territory.
ENVIRONMENTAL MATTERS
We are subject to extensive environmental regulation. Additional costs may result as the effects of various chemicals on the environment are studied and governmental regulations are developed and implemented. We expect to continue recovering environmental costs through rates charged to our customers. Greater details on environmental issues are provided in the following Notes to the Consolidated Financial Statements:

Note	Title

4	Regulatory Matters
5	Nuclear Operations
13	Commitments and Contingencies

Detroit Edison is subject to applicable permit requirements, and to potentially increased stringent federal, state and local standards covering, among other things, particulate and gaseous stack emission limitations, the discharge of wastewater into lakes and streams and the handling and disposal of waste material.
Air - The U.S. Environmental Protection Agency (EPA) has ozone transport and acid rain regulations and, in December 2003, proposed additional emission regulations relating to ozone, fine particulate and mercury air pollution. The new rules would lead to additional controls on fossil-fueled power plants to reduce nitrogen oxides, sulfur dioxide and mercury emissions. To comply with existing requirements, Detroit Edison has spent approximately $580 million through December 2004 and estimates that it will spend up to $100 million in 2005. Detroit Edison will incur from $700 million to $1.3 billion of additional future capital expenditures over the next five to eight years to satisfy both the existing and proposed new control requirements.
The EPA initiated enforcement actions against several major electric utilities citing violations of new source provisions of the Clean Air Act. Detroit Edison received and responded to information requests from the EPA on this subject. The EPA has not initiated proceedings against Detroit Edison. In October 2003, the EPA promulgated revised regulations to clarify new source review provisions going forward. Several states and environmental organizations have challenged these regulations and, in December 2003, the Court stayed the implementation of the regulations until the U.S. Court of Appeals D.C. Circuit renders an opinion in the case. We cannot predict the future impact of this issue upon Detroit Edison.
Water - Detroit Edison is required to examine alternatives for reducing the environmental impacts of the cooling water intake structures at several of its facilities. Based on the results of studies to be conducted over the next several years, Detroit Edison may be required to install additional control technologies to reduce the environmental impact of the intakes. Detroit Edison estimates that it will incur up to $50 million over the next five to seven years in additional capital expenditures to comply with these requirements.
Contaminated Sites - Detroit Edison conducted remedial investigations at contaminated sites, including two former manufactured gas plant sites, the area surrounding an ash landfill and several underground and aboveground storage tank locations. The findings of these investigations indicated that the estimated cost to remediate these sites is approximately $8 million, which is expected to be incurred over the next several years. As a result of the investigation, Detroit Edison accrued an $8 million liability during 2004.
Various state and federal laws regulate our handling, storage and disposal of waste materials. The EPA and the MDEQ have aggressive programs to manage the clean up of contaminated property. We have extensive land holdings and, from time to time, must investigate claims of improperly disposed contaminants. We anticipate we may periodically be included in various types of environmental proceedings.
RISK FACTORS
There are various risks associated with the operations of Detroit Edison. To provide a framework to understand our operating environment, we are providing a brief explanation of the more significant risks associated with our businesses. Although we have tried to identify and discuss key risk factors, others could emerge in the future. Each of the following risks could affect our performance.
Michigan’s electric Customer Choice program is negatively impacting our financial performance. Even with the Customer Choice-related rate relief received in Detroit Edison’s 2004 rate orders, there continues to be considerable financial risk associated with the Customer Choice program. Choice migration is sensitive to market price, transition charges and electric bundled price increases.
Weather significantly affects our operations. Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow. Damage due to ice storms, tornadoes, or high winds can damage our infrastructure and require us to perform emergency repairs and incur material unplanned expenses. The expenses of storm restoration efforts may not be recoverable through the regulatory process.
Our operations continue to be negatively affected by competition. Deregulation and restructuring in the electric industry has resulted in increased competition and unrecovered costs that have affected and may continue to affect our financial condition, results of operations or cash flows. We are a regulated public utility, and this regulation has hindered our ability to retain customers in a competitive marketplace.
We are subject to rate regulation. We operate in a regulated industry. Our electric rates are set by the MPSC and the FERC and cannot be increased without regulatory authorization. We may be impacted by new regulations or interpretations by the MPSC, the FERC or other regulatory bodies. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rate increases or require us to incur additional expenses.
Adverse changes in our credit ratings may negatively affect us. Increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance could result in credit agencies reexamining our credit rating. A credit agency currently has a “negative outlook” on our ratings. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit rating could restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs.
Regional and national economic conditions may unfavorably impact us. Our business follows the economic cycles of the customers we serve. Should national or regional economic conditions decline, reduced volumes of electricity we supply will result in decreased earnings and cash flow. Economic conditions in our service territory also impact our collections of accounts receivable and financial results.
Environmental laws and liability may be costly. We are subject to numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge, and disposal of solid and hazardous waste. Compliance with these regulations can significantly increase capital spending, operating expenses and plant down times. These laws and regulations require us to seek a variety of environmental licenses, permits, inspections and other regulatory approvals. We may also incur liabilities because of our emission of gases that may cause changes in the climate. The regulatory environment is subject to significant change and, therefore, we cannot predict future issues.
Additionally, we may become a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.
Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.
Operation of a nuclear facility subjects us to risk. Ownership of an operating nuclear generating plant subjects Detroit Edison to significant additional risks. These risks among others, include plant security, environmental regulation and remediation, and operational factors that can significantly impact the performance and cost of operating a nuclear facility. While Detroit Edison maintains insurance for various nuclear-related risks, there can be no assurances that such insurance will be sufficient to cover our costs in the event of an accident or business interruption at our nuclear generating plant, which may affect our financial performance.
The supply and price of fuel and other commodities may impact our financial results. We are dependent on coal for much of our electrical generating capacity. Price fluctuation and coal and other fuel supply disruptions could have a negative impact on our ability to profitably generate electricity. We have hedging strategies in place to mitigate negative fluctuations in commodity supply prices but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations.

A work interruption may adversely affect us. Unions represent a majority of our employees. A union choosing to strike as a negotiating tactic would have an impact on our business.
Unplanned power plant outages may be costly. Unforeseen maintenance may be required to safely produce electricity or comply with environmental regulations. Our financial performance may be negatively affected if we are unable to recover such increased costs.
Our ability to access capital markets at attractive interest rates is important. Our ability to access capital markets is important to operate our business. Heightened concerns about the energy industry, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. Changes in interest rates could increase our borrowing costs and negatively impact our financial performance.
Property tax reform may be costly. We are one of the largest payers of property taxes in the State of Michigan. Should the legislature change how schools are financed, we could face increased property taxes on our Michigan facilities.
We may not be fully covered by insurance. While we have a comprehensive insurance program in place to provide coverage for various types of risks, catastrophic damage as a result of acts of God, terrorism, war or a combination of significant unforeseen events could impact our operations and economic losses might not be covered in full by insurance.
Terrorism could affect our business. Damage to downstream infrastructure or our own assets by terrorist groups would impact our operations. We have increased security as a result of recent events and further security increases are expected.
Failure to successfully implement new information systems could interrupt our operations. Our business depends on numerous information systems for operations and financial information and billings. We are in the process of launching the first phase of our DTE2 project, a multiyear Company-wide initiative to improve existing processes and implement new core information systems. Failure to successfully implement DTE2 could interrupt our operations.